Exhibit (a)(5)(iv)

Camden National Corporation Announces Preliminary Results Of Its

Modified “Dutch Auction” Tender Offer

CAMDEN, MAINE, May 4, 2006 – Camden National Corporation (AMEX: CAC) today announced the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 P.M. EDST on Wednesday, May 3, 2006. Camden expects to accept for payment an aggregate of 882,336 shares of its common stock at a purchase price of $39.00 per share. These shares represent approximately 11.7% of the shares issued and outstanding as of May 3, 2006.

Camden has been informed by Computershare Trust Company of New York, the depositary for the tender offer, an aggregate of 882,336 shares were properly tendered and not withdrawn at or below a price of $39.00, including 17,516 shares that were tendered through notice of guaranteed delivery. The 882,336 shares expected to be purchased are comprised of the 752,000 shares Camden offered to purchase and 130,336 shares to be purchased pursuant to Camden’s right to purchase up to an additional 2% of the outstanding shares, without extending the tender offer in accordance with applicable securities laws. It is anticipated that the tender offer for the shares will not be subject to proration.

The number of shares to be purchased and the price per share are preliminary. The determination of the final number of shares to be purchased, the final price per share and the any proration factor is subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn. The actual number of shares validly tendered and not withdrawn, the final price per share and the final proration factor will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase and return of all other shares tendered and not accepted for purchase will occur promptly thereafter.

The self-tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each dated March 24, 2006, in which the Company offered to purchase up to 752,000 shares at a price not greater than $40.25 and not less than $36.50 per share, filed with the Securities and Exchange Commission on March 24, 2006, as amended.

Sandler O’Neill & Partners, L.P. is the Company’s dealer manager for the tender offer. The information agent is Georgeson Shareholder Communications Inc., and the depositary is Computershare Trust Company of New York. Any questions with regard to the tender offer may be directed to the information agent, at (800) 509-1366.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000® Index and the small-cap Russell 2000® Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and

Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

Contact:

Suzanne Brightbill

Public Relations Officer

Camden National Corporation

207.230.2120

sbrightbill@camdennational.com